Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-40740 and 333-54162) of Avocent Corporation of our report dated February 18, 2003, except for Note 13, as to which the date is February 27, 2003, relating to the financial statements and financial statement schedule which appear in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Birmingham, Alabama

March 27, 2003